Exhibit 99.1

TOMI™ Environmental Solutions, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

GlobeNewswire March 29, 2018

BEVERLY HILLS, Calif., March 29, 2018 (GLOBE NEWSWIRE) -- TOMI Environmental Solutions, Inc. ("TOMI") (TOMZ), a global provider of infection prevention and decontamination products, services and research, including SteraMist™, a hydrogen peroxide-based mist and fog registered as Binary Ionization Technology® (BIT™) with the U.S. Environmental Protection Agency ("EPA") for use as a hospital-healthcare disinfectant, and general disinfectant including C. diff, h1n1, norovirus, salmonella and MRSA, announced its results for the fourth quarter and fiscal year ended December 31, 2017.

TOMI™ Chief Executive Officer, Dr. Halden Shane, stated: "We have made great progress on several of our initiatives in 2017, including expanding our registrations and patents both in the U.S. and abroad, increasing personnel in key operational departments and adding manufacturing representatives and distributors across the globe, all to reinforce brand awareness, improve marketing strategies and enhance the position of SteraMist™ as the most innovative and disruptive disinfection and decontamination technology currently on the market. We are today in a better position than we were at this time last year. We are still an emerging company and, notwithstanding that our results quarter over quarter may be inconsistent, we continue to make good progress and I believe we will continue to increase market penetration and expansion of our product in 2018."

Full Year 2017 Financial Results
  Net revenue in 2017 was $4,994,000, compared to $6,343,000 in 2016. The decrease in revenue relates to product mix in sales as there was an increase in reoccurring solution orders in 2017 and less of a concentration in equipment sales that carry a higher sales price.
  Gross margin was 61.4% in 2017, compared to 58.9% in 2016. Our gross profit margins increased in 2017 as a result of product and customer mix in sales.
  Loss from operations in 2017 was approximately $3,444,000, compared to $3,369,000 in 2016.
  Net loss in 2017 was $3,640,000, or $0.03 on a per share basis, compared to a net loss in 2016 of $3,157,000, or $0.03 on a per share basis. The primary reason for the increased loss relates to reduced other income recognized in the prior period and interest expense incurred in the current period.
  At December 31, 2017, cash and cash equivalents were $4,550,000 and working capital was $9,070,000 compared to $948,000 and $5,716,000, respectively, at December 31, 2016. The increase in our cash position and working capital relates to the $6,000,000 that was raised in March and April of 2017.

Fourth Quarter 2017 Financial Results
  Net revenue in the fourth quarter of 2017 was $1,484,000, compared to $1,816,000 in the fourth quarter of 2016. The decrease in revenue relates to product mix in sales as there was an increase in reoccurring solution orders in 2017 and less of a concentration in equipment sales that carry a higher sales price.
  Gross margin in the fourth quarter of 2017 was 58.9%, compared to 60.1% in the fourth quarter of 2016. Our gross profit margins decreased in the current period as a result of product mix in sales.
  Loss from operations in the fourth quarter of 2017 was approximately $1,281,000, compared to $606,000 in the fourth quarter of 2016. The primary reason for the increase in the loss from operations relates to higher research and development costs and non-cash equity compensation expense that was incurred in the fourth quarter of 2017.
  Net loss in the fourth quarter of 2017 was $1,344,000, or $0.01 on a per share basis, compared to a net loss in the fourth quarter of 2016 of $606,000, or $0.01 on a per share basis. The increased loss relates to the higher loss from operations and interest expense incurred in the fourth quarter of 2017.

Business Highlights from 2017
  Completion of a $6.0 million private placement, the proceeds from which TOMI™ will use to expand its sales force, further research and development efforts, expand domestic and international product registrations, enhance marketing and public relation initiatives and amend TOMI™'s BIT™ EPA label.
  Settlement of litigation initiated against Astro Pak Corporation to protect TOMI™'s intellectual property rights resulted in the assignment to TOMI™ of the iHP trademark and a favorable cash settlement on July 26, 2017.
  Expansion of BIT™ EPA label to include efficacy against Salmonella and Norovirus.
  BIT™ solution and BIT™ technology became 1 of 53 of the EPA's "Registered Antimicrobial Products Effective against Clostridium difficile Spores", as published on the EPA's K List.
  SteraMist™ is also included in the EPA's Registered lists of Antimicrobial Products Effective against Norovirus (List G), Ebola (List L), and Avian Flu (List M).
  Received registration in Canada allowing sales leads and requests for decontamination service to be fulfilled, creating new opportunities for growth with potential service providers and end users.
  Received multiple design patents from the U.S. Patent and Trademark Office ("USPTO"), including two TOMI™ decontamination chambers, which were used for TOMI™'s USAid Ebola grant.
  TOMI™'s design patent for a decontamination product was granted in Taiwan and in China, the design patents for the decontamination product and a portable chamber were granted, and the SteraMist™ Applicator design patent has been allowed and is awaiting certificate.
  Submission of an additional utility patent to the USPTO and a PCT and International Authorities.
  Our custom build-in system was designed and installed into a vivarium facility at Dana Farber Cancer Institute at Harvard University and was featured in the August 2017 publication of ALNmag.
  Continued expansion of sales force in Life Science Division with addition of an internal V.P. of sales and addition of 26 manufacturing representatives.
  Continued international expansion through the registration of SteraMist™ BIT™ technology in 10 key countries throughout Europe.
  Execution of a sales and distribution agreement with Westbury Decontamination Ltd., a United Kingdom-based service and distribution company.
  Continued growth into international markets by entering into distributor and sales representative agreements in Chile, Brazil and Portugal.
  In December 2017, TOMI™ entered into an equipment purchase agreement with Pfizer Manufacturing Belgium.
  Entered into distribution agreement with Protak Scientific Ltd., a United Kingdom-based company that manufacturers enzyme indicators (EI's) for hydrogen peroxide for a less than 90 second decontamination performance validation. Pursuant to the agreement, TOMI™ is the only United States distributor of EI's.
  Accepted into leading GPO's supplier list (Premier) comprised of thousands of hospitals in the United States.
  Sold over 100 pieces of SteraMist™ equipment during 2017.
  Increased TOMI™'s customer list to over 200 users in 2017.
  Growth of service and training revenue in 2017 to approximately $893,000, or an increase of 45% compared to 2016
  Expansion of TSN network with the addition of 11 new members.

Recent Business Highlights

  After a 17-month submission and review process, SteraMist™ BIT™ received its registration by the Environmental Protection Administration of Taiwan.
  In January 2018, the article "Review of Necessary Practices for EPA Submission of a Hospital Disinfectant Using Good Laboratory Practice (GLP) Disinfectant Study Summaries of TOMI™'s SteraMist™ BIT™ Disinfection System" in the Journal of The Association for Biosafety and Biosecurity (ABSA) International 2017, Vol. 22 (4) 172-180 was published.
  In January 2018, TOMI™ appointed a new member to its board of directors, Dr. Boh Soon Lim, who brings over 25 years' experience in the banking and finance industry.
  In February 2018, SteraMist™ was featured in a newspaper article that discusses how a hospital in Delaware is managing to control the spread of the flu virus. Delaware Online, part of the USA Today Network, shared news of record high flu cases in the state and how St. Francis Healthcare, located in Wilmington, DE, is managing to address the need to control this highly infectious and aggressive flu strain through the use of SteraMist™ BIT™ technology.

About TOMI Environmental Solutions, Inc.

TOMI™ Environmental Solutions, Inc. (TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform, which was invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense. BIT™ uses a low percentage Hydrogen Peroxide as its only active ingredient to produce a hydroxyl radical (.OH ion), known as Ionized Hydrogen Peroxide (iHP™). represented by the TOMI™ SteraMist™ brand of products, which produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI™'s products are designed to service a broad spectrum of commercial structures, including but not limited to hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI™'s products and services have also been used in single-family homes and multi-unit residences.

TOMI™ also develops training programs and application protocols for its clients and is a member in good standing of The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America and The Restoration Industry Association.

For additional information, please visit http://www.tomimist.com/ or contact us at info@tomimist.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward-looking statements are identified by such words and phrases as "we expect," "expected to," "estimates," "estimated," "current outlook," "we look forward to," "would equate to," "projects," "projections," "projected to be," "anticipates," "anticipated," "we believe," "could be," and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. They are forward-looking, and they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEET

ASSETS
	December 31,	December 31,
Current Assets:	2017	2016
Cash and Cash Equivalents	$4,550,003	$948,324
Accounts Receivable - net	1,835,949	1,521,378
Inventories (Note 3)	3,518,884	4,047,310
Deposits on Merchandise (Note 10)	-	147,010
Prepaid Expenses	270,419	104,448
Total Current Assets	10,175,255	6,768,469

Property and Equipment - net (Note 4)	712,822	611,807

Other Assets:
Intangible Assets - net (Note 5)	1,548,532	1,918,040
Security Deposits	4,700	4,700
Total Other Assets	1,553,232	1,922,740
Total Assets	$12,441,310	$9,303,016

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$751,730	$735,879
Accrued Expenses and Other Current Liabilities (Note 12)	267,136	278,413
Accrued Interest (Note 6)	80,000	-
Customer Deposits	3,062	30,120
Deferred Rent	781	8,541
Total Current Liabilities	1,102,709	1,052,953

Convertible Notes Payable, net of discount of $55,625 at December 31, 2017 (Note 6)	5,944,375	-
Total Long-Term Liabilities	5,944,375	-
Total Liabilities	7,047,084	1,052,953

Commitments and Contingencies	-	-

Shareholders' Equity:
Cumulative Convertible Series A Preferred Stock; par value $0.01, 1,000,000 shares authorized; 510,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	5,100	5,100
Cumulative Convertible Series B Preferred Stock; $1,000 stated value; 7.5% Cumulative dividend; 4,000 shares authorized; none issued and outstanding at December 31, 2017 and December 31, 2016	-	-
Common stock; par value $0.01, 200,000,000 shares authorized; 122,049,958 and 120,825,134 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	1,220,499	1,208,251
Additional Paid-In Capital	42,139,675	41,367,946
Accumulated Deficit	(37,971,049)	(34,331,234)
Total Shareholders' Equity	5,394,225	8,250,063
Total Liabilities and Shareholders' Equity	$12,441,310	$9,303,016

TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For The Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Sales, net	$1,484,920	$1,815,592	$4,993,668	$6,343,432
Cost of Sales	609,752	724,307	1,927,773	2,610,500
Gross profit	875,168	1,091,285	3,065,895	3,732,931

Operating Expenses:
Professional Fees	137,962	142,317	876,880	516,926
Depreciation and Amortization	153,293	159,007	607,127	586,384
Selling Expenses	386,178	359,574	1,256,465	1,512,752
Research and Development	325,577	63,914	454,089	184,259
Consulting fees	30,133	26,245	649,348	614,696
Equity Compensation Expense (Note 8)	426,048	72,405	210,538	307,040
General and Administrative	696,664	873,569	2,774,916	3,380,025
Other	-	-	(319,388)	-
Total Operating Expenses	2,155,855	1,697,031	6,509,975	7,102,082
Loss from Operations	(1,280,687)	(605,746)	(3,444,080)	(3,369,150)

Other Income (Expense):
Amortization of Debt Discounts	(3,697)	-	(6,279)	-
Gain on Disposition of Property and Equipment	-	-	-	12,000
Grant	-	-	-	199,891
Interest Income	579	-	1,800	-
Interest Expense	(60,000)	-	(191,256)	-
Total Other Income (Expense)	(63,118)	-	(195,735)	211,891

Net Income (Loss)	$(1,343,805)	$(605,746)	$(3,639,814)	$(3,157,259)

Income (Loss) Per Common Share
Basic and Diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Basic and Diluted Weighted Average
Common Shares Outstanding	122,049,958	120,794,292	121,372,605	120,557,102

MEDIA RELATIONS CONTACT:

Juliana deRosa
Vice President of Domestic Operations
jderosa@tomimist.com